Exhibit 99.1

Qumu Announces CFO Transition Plan

MINNEAPOLIS – August 30, 2021 – Qumu Corporation (Nasdaq: QUMU), a leading provider of cloud-based enterprise video technology, announced today that Dave Ristow will be stepping down from his position as Chief Financial Officer of the Company, effective September 10, 2021, to pursue a new CFO opportunity with a technology company in the pharmaceutical industry.

With support from the Board of Directors, Qumu has initiated a search for a new CFO and will provide updates as they become available. Beginning September 10, 2021, Matt Walker, Qumu’s corporate controller since November 2015, will serve as the Company’s interim principal accounting officer and principal financial officer until Qumu’s external CFO search is complete.

“Over the past four years Dave has capably assisted in transitioning Qumu from its legacy business to the SaaS focused enterprise we are today,” said Company Chief Executive Officer TJ Kennedy. “During Dave’s tenure, he has helped improve our balance sheet through several successful equity raises, led our debt reduction efforts, and built a steady financial planning and accounting team at Qumu. As we begin the process of identifying his successor, we are in experienced, steady hands with our current corporate finance team remaining in place. On behalf of the board and our entire organization, I’d like to thank Dave for his contributions and wish him success in his new endeavor.”

Ristow added: “Qumu has undergone a significant evolution since I arrived four years ago with the last few months in particular having been a transformational period to set up the future success of our business. While that development remains ongoing, the financial, operational and organizational structure we have today will provide a solid foundation for our transition to a sustainable, high-growth and SaaS-first business. I believe strongly that Qumu’s best days are ahead, and I appreciate the consideration of the board and management team as I pursue this next opportunity.”

In order to ensure Qumu continues its progress on its SaaS transformation and strategic roadmap, Qumu will engage Mark Culhane as a consultant. Mr. Culhane is a long-time software executive.

About Qumu Corporation

Qumu (Nasdaq: QUMU) empowers hyper-distributed organizations to leverage the full power of video to move forward, faster. Qumu’s Video Engagement platform helps businesses build connectedness and shape a culture that is more engaged, motivated, and aligned to drive impact in a work from wherever, whenever world.

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Qumu Media Contact:

Ashley Paula-Legge

Big Valley Marketing for Qumu

alegge@bigvalley.co

+1 707-972-0073

Qumu Investor Contact:

Matt Glover or Tom Colton

Gateway Investor Relations

QUMU@gatewayir.com

+1 949-574-3860